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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80043, 333-93301, 333-32674, 333-45868, 333-52450, 333-75760, 333-99059,
333-107590, 333-115029 and 333-118397 of Internet Commerce Corporation on Form S-3 and Registration Statement Nos. 333-49364, 333-49372, 333-39854 and
333-86565 of Internet Commerce Corporation on Form S-8 of our report dated October 28, 2004, relating to the financial statements and supplemental schedule of Internet Commerce Corporation as of July 31, 2004 and for each of the two years in the period then ended, appearing in this Annual Report on Form 10-K of Internet Commerce Corporation for the year ended July 31, 2005.


                            /s/ Deloitte & Touche LLP
                            New York, New York
                            October 31, 2005